Contacts:

Document Security Systems	Trebuchet Capital Partners, LLC
Name: Jody Buffering	Name: Richard Wolff
Lippert/Heilshorn & Associates, Inc.	Phone: (646) 284-9444
Phone: (212) 838-3777	Email: rwolff@hfgcg.com
Email: jburfening@lhai.com

Document Security Systems and Trebuchet Capital Partners Enter into
Comprehensive Agreement Related to European Patent Litigation Initiatives

ROCHESTER, N.Y. — August 21, 2008 — Document Security Systems, Inc. (AMEX: DMC), a leader in patented protection against counterfeiting, unauthorized copying, scanning and photo imaging, and Trebuchet Capital Partners, LLC announced today that they have entered into a comprehensive agreement whereby Trebuchet will fund and manage Document Security Systems’ previously reported European patent validity and infringement lawsuits against the European Central Bank (“ECB”) and other governmental and private sector entities.

Trebuchet Capital Partners will provide significant financial and management resources to oversee all such matters in Europe for Document Security Systems. In addition, Trebuchet has the authority to prosecute and resolve on behalf of Document Security Systems any existing and future challenges to the validity of the disputed patent and related infringement and damages considerations.

Trebuchet is owned by the Ergonomic Group, Inc., a private company that has a long-standing strategic relationship with, and substantial interest in, Document Security Systems. Robert Girards, a senior executive and director of the Ergonomic Group, is the Managing Partner of Trebuchet.

Patrick White, Chief Executive Officer of Document Security Systems, stated, “We are pleased to announce this partnership with Trebuchet Capital Partners as we actively move ahead with the prosecution of our European patent validity, infringement and damage litigations. This agreement meets our strategic goal of substantially eliminating the burden of these costs from our company, while funding our broader objectives of protecting and monetizing our proprietary intellectual property. We believe that the outcome in successfully prosecuting pending and anticipated matters in Europe with Trebuchet will ultimately be favorable to Document Security Systems.”

Document Security Systems has claimed that multiple entities in Europe, including the ECB, have infringed the Company’s European Patent No. 0455750 (the “European Patent”) with respect to the Euro and certain other world currencies. In March 2006, the ECB initiated proceedings to invalidate the European Patent, which resulted in that patent being declared valid in Germany and The Netherlands and invalid in the United Kingdom and France. The determinations in Germany, The Netherlands and France are subject to appeal.

To the extent that proceeds are generated from Trebuchet’s efforts under the litigation agreement, Document Security Systems and Trebuchet Capital Partners will share equally in all such proceeds as determined under the formal terms of the litigation agreement. Additionally, under the agreement, Trebuchet will receive 100,000 shares of Document Security Systems common stock, subject to approval of the American Stock Exchange of the listing of the 100,000 shares, which Document Security Systems will use to pay approximately $400,000 in past litigation expenses accrued by Document Security Systems, Additionally, Trebuchet will pay in full the $500,000 loan, plus accrued interest, that Document Security Systems owes to Taiko III Corp., a company owned by Mr. Girards. Trebuchet, to secure its interest under the litigation agreement, has been granted an undivided 49% interest in the European Patent and rights thereunder.

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About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

About Trebuchet Capital Partners, LLC

Trebuchet Capital Partners is a special purpose vehicle organized for the specific purpose of entering into the agreement with Document Security Systems regarding patent infringement and validity lawsuits in Europe and related matters.

Safe Harbor Statement

This press release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.